UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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GENESCO Inc.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

Marjorie L. Bowen

Margenett Moore-Roberts

Dawn H. Robertson

Hobart P. Sichel

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Genesco Inc., a Tennessee corporation (the “Company”).

Item 1: On June 14, 2021, Legion issued the following press release:

Legion Partners Issues Letter to Genesco Shareholders Regarding the Company’s Misaligned Executive Compensation Structure

Believes Compensation Committee Leaders Matthew C. Diamond and Joanna Barsh Have Failed for Years to Align Exec Comp With Tangible Business Improvements and Shareholder Value

Highlights Exec Comp has Consistently Risen as Margins have Deteriorated

LOS ANGELES--(BUSINESS WIRE)--Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 5.9% of the outstanding common shares of Genesco, Inc. (NYSE: GCO) (“Genesco” or the “Company”), today issued the below open letter to shareholders regarding the Company’s misaligned executive compensation structure. Learn more about Legion Partners’ case for change and the four highly-qualified candidates it is seeking to elect to Genesco’s Board of Directors (the “Board”) by visiting www.GCOForward.com.

***

June 14, 2021

Dear Fellow Shareholder,

Legion Partners and the other participants in its solicitation beneficially own approximately 5.9% of the outstanding common shares of Genesco, making us one of the Company’s largest shareholders. We are asking you to vote on the WHITE proxy card to elect our slate of four highly-qualified nominees – Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel – as replacements for four long-serving incumbents at the 2021 Annual Meeting of Shareholders.

Notably, two of the directors we are seeking to replace are long-standing members and leaders of the Board’s Compensation Committee:

•	Matthew C. Diamond was Chair of the Compensation Committee from 2005 through 2019 and remains a member. He also currently serves as Lead Independent Director and Chair of the Nominating and Governance Committee. Mr. Diamond has served on the Board for more than 20 years.

•	Joanna Barsh is the current Chair of the Compensation Committee and has served as a member since 2015. She has spent 40 years at McKinsey & Company, where current Genesco Chairman and Chief Executive Officer Mimi Vaughn worked for several years and former Chairman and Chief Executive Officer Robert Dennis worked for 13 years. Ms. Barsh has served on the Board for nearly eight years.

As key members of the Compensation Committee for years, we believe Mr. Diamond and Ms. Barsh have presided over a misaligned executive compensation structure, effectively rewarding management with unjustified increases in pay during periods of long-term stagnation and sustained underperformance.

We believe one of the Board’s most critical roles as a steward of shareholder capital is to ensure efficient and well-aligned executive compensation structures. This role is especially important at Genesco, which has a combined Chairman and Chief Executive Officer position and apparent interconnectivity among insiders. The way in which directors execute their compensation oversight responsibilities reflects how seriously they take their duties to shareholders and how much they respect our capital.

We Urge Shareholders to Closely Assess Genesco’s Broken Executive Compensation Criteria.

Genesco’s own compensation philosophy states that its program is intended to help the Company achieve its financial and strategic objectives and motivate Genesco’s management through the use of appropriate incentives tied to performance and market value. The Company punctuates its philosophy by claiming it has “the ultimate objective of building shareholder value.”

Unfortunately, we believe Genesco’s program has failed miserably in relation to its intended goals. We also believe the incumbent directors have neglected to take action to correct this clear deficiency despite years of unmistakable evidence of dramatic underperformance. Rather than “building shareholder value,” Mr. Diamond and Ms. Barsh have been key members of a Compensation Committee that created and maintained a program which has driven deteriorating operational performance, lagging total shareholder returns and an increasingly inefficient cost structure – to us, Genesco’s executive compensation program lacks meaningful ties to actual business performance.

Genesco’s annual incentive program is based on a concept known as Economic Value Added (“EVA”), which on its face appears to be an attractive concept. However, as is typically the case, the devil is in the details. The reality is that Genesco’s EVA program is overly complex and has had seemingly little positive impact on operating performance or ultimate shareholders returns, as evidenced by our analysis.

	GCO Relative TSR over Tenure vs.
Relevant Tenure Periods	Core Peer Group	ISS Peer Group	S&P 1500 Footwear	S&P 500	Russell 2000
5-Year	(271%)	(136%)	(164%)	(150%)	(147%)
10-Year	(214%)	(61%)	(478%)	(260%)	(185%)
16-Year (Diamond Chaired Comp. Committee)	(838%)	(251%)	(877%)	(326%)	(286%)
20-Year (Diamond Joined the Board)	(3446%)	(1204%)	(1440%)	(246%)	(388%)

Source: SEC Filings, Legion Partners’ Estimates, Capital IQ – Data as of 04/09/2021

(1) Core Peer Group includes BOOT, DBI, FL, SCVL, CAL, DKS, HIBB, WWW, CROX, DECK, SHOO, SKX.

(2) ISS Peer Group includes ANF, GES, SCVL, BKE, CROX, HIBB, SHOO, ZUMZ, ANF, CAL, DBI, URBN, CHS, EXPR, PLCE, WWW.

(3) S&P 1500 Footwear Index includes CROX, DECK, NKE, SKX, SHOO, WWW.

Note: Total Shareholder Return (“TSR”) figures as of respective Board appointment date through 04/09/2021. Assumes that Matthew C. Diamond was appointed on January 1st in his year of appointment due to lack of detailed information.

Source: SEC Filings, Legion Partners’ estimates.

Note: FY 2018 Operating Profit excluded $182mm of goodwill impairments.

What is worse, however, is the Board’s astonishing belief that its EVA program provides sufficient alignment and that there is no need to tie equity awards to performance-based vesting requirements. During Mr. Diamond and Ms. Barsh’s tenures on the Compensation Committee, the Board has granted more than $70 million in equity awards to the Named Executive Officers, and none have included any performance requirements.

As Charlie Munger once stated, “[i]f the incentives are wrong, the behaviors will be wrong. I guarantee it.”

In the case of Genesco, Mr. Munger’s prediction rings true, as the utter lack of long-term performance-based requirements in the compensation plan appear to have resulted in predictably poor performance. In fact, if you examine the Company’s performance from the top-line to the bottom-line since Mr. Diamond became the Chair of the Compensation Committee in 2005, you can see that gross margins have declined, operating costs have gone up, and both operating income margin and return on invested capital (“ROIC) have been cut in half or worse.

	Fiscal Year		'06-'20
($mm)	2006	2020	Change
Net Sales	$1,284	$2,197
Gross Profit	$652	$1,063
Gross margin %	50.8%	48.4%	(243bps)
Selling and administrative expenses	$537	$966
% of Net Sales	41.9%	44.0%	214bps
Operating income	$113	$83
Operating income margin %	8.8%	3.8%	(500bps)
Net earnings (loss)	$63	$61
Net earnings (loss) margin %	4.9%	2.8%	(209bps)
ROIC (1)	21.0%	10.7%	(1,025bps)

Source: Company SEC Filings as reported. Legion Partners’ Estimates

Note: 1. ROIC is defined as: ROIC = NOPAT / 4Q Trailing Average Debt & Equity, where NOPAT = Reported Operating Profit – Tax Expenses and 4Q Trailing Average Debt & Equity = 4Q Average of Net Debt + Shareholders Equity. Assuming consistent tax rate of 25%

Legion Partners’ Slate Possesses a Vision for Helping Fix Genesco’s Misaligned Executive Compensation Program.

Shareholders cannot expect a new day at Genesco without first electing the right directors for this pivotal moment in time. Fortunately, the candidates we have nominated have the independence, objectivity and public company experience to help improve the Company’s compensation practices, long-term alignment, and overall operational rigor and performance.

If elected, our nominees will pursue specific improvements to Genesco’s executive compensation program in an effort to provide greater transparency to shareholders and better alignment of interests. Our slate believes this can be accomplished by replacing the Company’s opaque and unnecessarily complicated annual incentive program with straightforward metrics that tie a significant majority of long-term executive compensation to rigorous performance-based equity vesting requirements.

We encourage all shareholders seeking to protect their investment to vote on the WHITE proxy card for our full slate. If you have any questions or require assistance as you consider how to vote, please contact our proxy solicitor (Kingsdale Advisors) at GCO@kingsdaleadvisors.com.

Sincerely,

Chris Kiper Managing Director Legion Partners Asset Management	Ted White Managing Director Legion Partners Asset Management

***

About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, California. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and high-net-worth investors. Learn more at www.LegionPartners.com.

Contacts

For Investors:

Kingsdale Advisors
Michael Fein / Lydia Mulyk, 646-651-1640
mfein@kingsdaleadvisors.com / lmulyk@kingsdaleadvisors.com

For Media:

Profile
Greg Marose / Bela Kirpalani, 347-343-2999
gmarose@profileadvisors.com / bkirpalani@profileadvisors.com

###

Item 2: Also on June 14, 2021, Legion uploaded the following materials to https://www.gcoforward.com:

GCOForward Home Nominees Investor Resources About Legion Contact

Legal Disclaimer

The views expressed on this website represent the opinions of Legion Partners Holdings, LLC and the other participants in the solicitation (collectively, the "Participants"), which beneficially own shares of Genesco Inc. (the "Company") and are based on publicly available information with respect to the Company. The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with the Participants' conclusions. The Participants reserve the right to change any of the opinions expressed herein at any time as they deem appropriate and disclaim any obligation to notify the market or any other party of any such changes. The Participants disclaim any obligation to update the information or opinions contained on this website.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or other regulatory authorities and from other third party reports. Neither the Participants nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by the Participants herein are based on assumptions that the Participants believe to be reasonable as of the date of the materials on this website, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

The materials on this website are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security. The Participants currently beneficially own shares of the Company. It is possible that there will be developments in the future that cause the Participants from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Although the Participants believe the statements made in this website are substantially accurate in all material respects and does not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes with respect to the Company and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, shareholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

This website may contain links to articles and/or videos (collectively, "Media"). The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinion of the Participants.

This website may not be deemed to constitute solicitation material and is intended solely to inform shareholders so that they may make an informed decision regarding the proxy solicitation, as explained in greater detail below.

Cautionary Statement Regarding Forward-Looking Statements

The materials on this website contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Participants. Although the Participants believe that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of these materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Participants will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

LEGION PARTNERS HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Legion Partners Holdings, Legion Partners, L.P. I, a Delaware limited partnership ("Legion Partners I"), Legion Partners, L.P. II, a Delaware limited partnership ("Legion Partners II"), Legion Partners, LLC, a Delaware limited liability company ("Legion Partners GP"), Legion Partners Asset Management, LLC, a Delaware limited liability company ("Legion Partners Asset Management"), Christopher S. Kiper, Raymond T. White, Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel.

As of the date hereof, Legion Partners I directly beneficially owns 841,197 shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock"). As of the date hereof, Legion Partners II directly beneficially owns 47,383 shares of Common Stock. As the general partner of each of Legion Partners I and Legion Partners II, Legion Partners GP may be deemed to beneficially own the 888,580 shares of Common Stock beneficially owned in the aggregate by Legion Partners I and Legion Partners II. As the investment advisor of each of Legion Partners I and Legion Partners II, Legion Partners Asset Management may be deemed to beneficially own the 888,580 shares of Common Stock beneficially owned in the aggregate by Legion Partners I and Legion Partners II. As of the date hereof, Legion Partners Holdings directly beneficially owns 100 shares of Common Stock and, as the sole member of each of Legion Partners Asset Management and Legion Partners GP, Legion Partners Holdings may also be deemed to beneficially own the 888,580 shares of Common Stock beneficially owned in the aggregate by Legion Partners I and Legion Partners II. As a managing director of Legion Partners Asset Management and managing member of Legion Partners Holdings, each of Messrs. Kiper and White may be deemed to beneficially own the 888,580 shares of Common Stock beneficially owned in the aggregate by Legion Partners I and Legion Partners II and 100 shares of Common Stock held of record by Legion Partners Holdings. As of the date hereof, none of Mses. Bowen, Moore-Roberts and Robertson or Mr. Sichel own beneficially or of record any securities of the Company.

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Item 3: Also on June 14, 2021, Legion uploaded the following materials to https://legionpartners.com/articles: